EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-43799, 33-71446, 33-86358, 33-89584, 333-04962, 333-06324, 333-07466, 333-10338, 333-10624, 333-12878 and 333-51434-1 and Form F-3 Nos. 333-06896, 333-08246, 333-13556 and 333-8926) of The News Corporation Limited and subsidiaries of our report dated June 24, 2003, with respect to the financial statements and schedule of the News America Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2002.

/S/    ERNST & YOUNG LLP

New York, New York

June 24, 2003